EMPLOYMENT AND SEVERANCE AGREEMENT

This Employment and Severance Agreement (this "Agreement") is entered into on March 6, 2012, by and between NTS, Inc., a Nevada corporation ("NTSI"), its wholly-owned subsidiary NTS Communications, Inc., a Texas corporation ("NTSC"), and Guy Nissenson, an individual (the "Executive"), to be effective as of April 1, 2012 (the "Effective Date"). NTSI and/or NTSC (jointly and/or severally) shall also be referred to herein as "the Employer".

Reference is made to the following certain agreements by and between NTSI and the Executive: (i) Employment Agreement, dated June 30, 2010 (the "Employment Agreement"); (ii) Consulting Agreement, dated March 28, 2007, as amended on June 30, 2010 (the "Consulting Agreement"); (iii) Severance Agreement, dated September 20, 2010 (the "Severance Agreement").

RECITALS

WHEREAS, the Executive has been the President, Chief Executive Officer ("CEO") and Director of NTSI since its inception in the year 2000, and is a significant shareholder of NTSI; and

WHEREAS, the Executive has been the Chairman of the Board of Directors ("Chairman") of NTSC since its acquisition by NTSI in the year 2008; and

WHEREAS, the Executive has expertise in the areas of telecommunication, product and service strategy, corporate management, strategy planning, business development, mergers and acquisitions, financing, investors and debtors relations, and other areas relating to the business of the Employer; and

WHEREAS, NTSI acknowledges that the Executive is a key employee and wishes to continue his employment as its President and CEO; and NTSC wishes to employ the Executive as its Chairman and CEO; and

WHEREAS, the Executive is currently required to carry out the majority of his duties and responsibilities under this Agreement in the United States; and

WHEREAS, the Employer acknowledges that the relocation of the Executive from Israel to Lubbock, Texas will be in the best interest of the Employer, and the Employer therefore wishes to induce the Executive to so relocate without undue hardship to the Executive and his family; and

WHEREAS, the Executive wishes to accept such employment, upon the terms and conditions set forth in this Agreement (including its appendixes); and

WHEREAS, the terms and conditions set forth in this Agreement (including its appendixes) have been approved by a resolution of NTSI's Board of Directors, dated March 5, 2012, following the recommendations of NTSI's Audit Committee, dated February 28, 2012, and NTSI's Compensation Committee, dated February 28, 2012; and

WHEREAS, NTSI and the Executive wish to incorporate and integrate their existing mutual understandings and agreements into one new instrument with substantially similar terms and conditions, and therefore, in conjunction with entering in to this Agreement, NTSI and the Executive mutually agree to terminate the Employment Agreement, the Consulting Agreement and the Severance Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1. TERMINATION OF EXISTING AGREEMENTS

The Employment Agreement, the Consulting Agreement and the Severance Agreement are hereby terminated as of the Effective Date.

2. EMPLOYMENT AND DUTIES

2.1 EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts such employment by the Employer, upon the terms and conditions set forth in this Agreement (including its appendixes).

2.2 LOCATION OF EMPLOYMENT

Subject to U.S. Visa requirements, the location of employment under this Agreement shall be Lubbock, Texas.

The Employer undertakes to use its best efforts and to take any necessary steps and/or actions and complete, sign and submit, as may be required from time to time, any necessary documents and/or forms in order to maintain / renew / replace the Executive's U.S. Visa.

2.3 DUTIES

The Executive shall serve as the President and CEO of NTSI, and as the Chairman and CEO of NTSC. The Executive shall be the top ranking officer of the Employer and shall report directly to the Employer's Boards of Directors, as applicable (the "Board").

The Executive shall faithfully serve the Employer and use his best efforts to promote the Employer’s interests and the success of the Employer's business. In doing so, the Executive shall devote his business time, attention, skill, and energy to the business of the Employer, and shall cooperate fully with the Board in the advancement of the best interests of the Employer.

The Executive shall perform the customary duties and have the customary responsibilities of such positions, and such other duties which fall within his skills and qualifications and do not derogate from the current conditions of his work and status, as may be assigned to Executive from time to time by the Board.

It is hereby agreed and declared that nothing in this Agreement shall derogate from, or conflict with, any duties and/or obligations and/or responsibilities and/or rights and/or authorities under and/or pursuant to the Employer's Articles of Incorporation (as amended) and/or Bylaws (as amended) and/or any rules and/or regulations and/or guidelines of the NYSE Amex LLC and/or the Tel Aviv Stock Exchange Ltd (and/or any other applicable stock exchange) and/or any rules and/or regulations and/or guidelines of the U.S. Securities and Exchange Commission and/or the Israel Securities Authority (and/or any other applicable securities commission or authority) and/or the laws of the state of Nevada and/or Texas and/or any other law and/or act and/or regulation that applies and/or shall apply to the Executive due to his position with the Employer as Chairman, President or CEO.

3. COMPENSATION

(a) Salary.  The Executive shall be paid a gross annual salary of four hundred and twenty thousand US dollars ($420,000) (the "Salary"). The Salary will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly, and shall be subject to all applicable withholding and other applicable taxes as required by law.

Once a calendar year, and no later than December 15, the Board shall consider approving an increase to the Salary. Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee of NTSI (the "Audit Committee") and the Compensation Committee of NTSI (the "Compensation Committee"). In connection with the performance of this Section 3 (a), the Audit Committee, the Compensation Committee and the Board shall take into account, among other factors, growth in the Employer’s revenues and/or profits.

(b) Benefits.  The Executive will, during his employment under this Agreement, be permitted to participate in such life insurance, hospitalization, major medical, and other Executive benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans.

(c) Bonus.  The Board shall, from time to time, and not less than once a calendar year, consider approving a grant of success bonus to the Executive (the "Bonus"). Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee and the Compensation Committee. In connection with the performance of this Section 3 (c), the Audit Committee, the Compensation Committee and the Board shall take into account, among other factors, growth in the Employer’s revenues and/or profits and/or successful completion of transactions or activities by the Employer (such as, but not limited to, reorganization, mergers, acquisitions, capital raisings and cost cuts). Any Independent Director of NTSI may, at any time and from time to time, initiate a Bonus grant to the Executive, and in such an event the approving process contemplated by this Section 3 (c) shall be set in motion.

(d) Stock Incentive Plan.  The Employer hereby acknowledges and reaffirms previous grants to the Executive of an aggregate of 3,142,379 outstanding and fully vested options. In addition, immediately upon the establishment by NTSI of any new stock incentive plan or other equity compensation arrangement pursuant to which options or stock may be acquired by officers, directors, employees, or consultants of NTSI (collectively, "Plan"), the Board shall consider approving a grant of an appropriate amount of options (or any other applicable rights or awards) under the Plan to the Executive. Such Board approval shall be subject to the prior review, oversight and recommendation to the Board of both the Audit Committee and the Compensation Committee.

4. FACILITIES AND EXPENSES

4.1 FACILITIES

The Employer shall furnish the Executive office space, equipment, supplies, and such other facilities and personnel as may be necessary and/or appropriate for the performance of the Executive's duties and responsibilities under this Agreement.

4.2 EXPENSES

The Employer shall bear and pay directly and/or reimburse the Executive for the following expenses (the "Expenses"): (i) costs associated with telecommunication services and products, and (ii) costs associated with transportation and/or travel (including, but not limited to, by plane, train, rented car or taxi) and/or accommodation (including, but not limited to, at rented flats and hotels) and/or any other board and lodging expenses (including, but not limited to, food, restaurants and entertainment) which will be incurred in connection with the performance of the Executive's duties and responsibilities under this Agreement.

The Employer acknowledges that in order to perform his duties and responsibilities under this Agreement, the Executive may be required to travel frequently. Therefore, in order to enable the Executive to have a normal family life the Employer shall also bear the Expenses which are related to the Executive's spouse and children.

In connection with the performance of this Section 4.2, the Executive may hold credit cards in the name of the Employer which may be used  from time to time to make certain Employer payments and pay certain Employer expenses.

5. PAID TIME OFF (PTO)

The Executive will be entitled to two hundred (200) PTO hours per each calendar year in accordance with the applicable policies of the Employer in effect for its executive officers from time to time. The Executive will also be entitled to the paid holidays set forth in the Employer's policies. The Executive may carry over up to eighty (80) PTO hours, that are not used during any calendar year, to the subsequent calendar year.

6. RELOCATION PACKAGE

In order to induce the Executive to relocate with his family from Israel to Lubbock, Texas, the Employer shall provide the Executive with an appropriate, comprehensive relocation package which shall include certain benefits and rights as set forth in Appendix A, attached hereto and incorporated herein by this reference.

7. CONFIDENTIALITY

The Executive shall treat as confidential any and all Confidential Information and Trade Secrets related, directly or indirectly, to the Employer (including its subsidiaries and affiliates), and shall not use and/or disclose and/or disseminate Confidential Information for purposes other than carrying out his duties and responsibilities pursuant to this Agreement.

For purposes of this Agreement, "Confidential Information and Trade Secrets" shall include any and all information of a confidential nature which relates to the business, activities, technology, products, services, marketing, research and financials of the Employer (including its subsidiaries and affiliates), including but not limited to business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (A) financial and business information, such as information with respect to costs, commissions, fees, profits, profit margins, sales, markets, mailing lists, accounts receivables and accounts payables, pricing strategies, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (B) marketing information, such as information on markets, end users and applications, the identity of the Employer’s customers, vendors, suppliers, and distributors, their names and addresses, the names of representatives of the Employer’s customers, vendors, distributors or suppliers responsible for entering into contracts with the Employer, the Employer’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to the Employer, specific customer needs and requirements, leads and referrals to prospective customers; and (C) personnel information, such as the identity of the Employer’s employees, personal information such as social security numbers, skills, qualifications, and abilities. The Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by the Employer at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form or media, whether oral, written or machine readable, including electronic files. The provisions of this Section 7 shall survive the termination of this Agreement.

8. NON-COMPETE

The Executive shall not, directly or indirectly, compete with the Employer (including its subsidiaries and affiliates) and its successors and assigns during the effective term of this Agreement and for a period of six (6) months following its termination, for any reason whatsoever.

The term "not compete" as used herein shall mean, inter alia, that the Executive shall not own, manage, operate, consult to or be employed in a business substantially similar to, or competitive with, the present business of the Employer (including its subsidiaries and affiliates) or such other business activity in which the Employer (including its subsidiaries and affiliates) may substantially engage during the effective term of this Agreement.

During the effective term of this Agreement and for a period of six (6) months following its termination, for any reason whatsoever, the Executive will neither solicit nor employ any employee of the Employer to engage in a competing business, nor solicit the business of any customer or client of the Employer or prospective customer or client of the Employer.

9. WORK PRODUCT

All work product created by the Executive in connection with his employment shall belong exclusively to the Employer and the Employer shall be the sole rightful owner of such work product under U.S. intellectual property laws, free and clear of all claims of ownership or otherwise. The Executive will do any and all things, and execute any and all documents as may be appropriate to achieve the objectives of this Section 9.

The Executive agrees that when his employment with the Employer ends, he will immediately return to the Employer all property, data, information and knowledge which are in his possession or under his control, including without limitation all documents, forms, correspondence, financial records and forecasts, operation manuals, notebooks, reports, proposals, computer programs, software, software documentation, employee handbooks, supervisor’s manuals, lists of clients and referral sources, client data, and all copies thereof, relating in any way to the business of the Employer, whether relating to the Employer directly or to a client of the Employer, made or obtained by Executive during his employment with the Employer, whether or not such data, information, or knowledge constitute confidential or trade secret information.

10. TERM AND TERMINATION

This Agreement and the employment of the Executive hereunder shall be in effect for an initial fixed term of five (5) years, beginning on the Effective Date (the "Initial Effective Term"), and thereafter shall be automatically renewed for additional terms of three (3) years (each, an "Additional Effective Term"), unless terminated as provided below.

Notwithstanding the foregoing, for purposes of determining the seniority of the Executive, the employment of the Executive hereunder shall be deemed to have commenced on October 1999 (the "Executive's Date Of Commencement Of Employment"), and not on the Effective Date.

Each of the Employer and the Executive shall have the right to terminate the automatic renewal of this Agreement, for any reason whatsoever, by a Termination Notice, to be provided to the other party not less than six (6) months prior to: (i) the expiration of the Initial Effective Term, or (ii) the expiration of any Additional Effective Term.

Notwithstanding the foregoing, the Employer shall have the right to terminate this Agreement, by a Termination Notice, at any time, only for "Cause" (as that term is defined in Appendix B), "Disability" (as that term is defined in Appendix B) or death (each, a "Legitimate Early Termination by the Employer"). In the event of a Legitimate Early Termination by the Employer, the prior notice period shall be of not less than: (i) three (3) days in the event of termination for Cause; and (ii) thirty (30) days in the event of termination for Disability.

Notwithstanding the foregoing, the Executive shall have the right to terminate this Agreement, by a Termination Notice, at any time, for any reason whatsoever ("Early Termination by the Executive"). In the event of Early Termination by the Executive, for a reason other than Good Reason (as that term is defined in Appendix B), the prior notice period shall be of not less than eight (8) months; and in the event of Early Termination by the Executive for Good Reason (as that term is defined in Appendix B), the prior notice period shall be of not less than one (1) month.

It is hereby clarified that any prior notice period shall constitute a part of the effective term of this Agreement and that during the prior notice period both the Employer and the Executive shall continue to perform this Agreement, and their mutual rights and obligations under this Agreement shall not be affected, in any manner whatsoever, by the "Termination Notice".

"Termination Notice" shall be communicated to the other party in writing and shall indicate the specific termination provision in this Agreement relied upon. The Termination Notice shall also set forth in reasonable details the facts and circumstances claimed to provide a basis for termination under the provision so indicated. Any Termination Notice shall specify the termination date of this Agreement.

11. SEVERANCE PACKAGE

In order to provide the Executive with an enhanced financial security, in recognition of the Executive's past and future service and contribution to the Employer, the Employer shall provide the Executive with an appropriate severance package which shall include certain benefits and rights as set forth in Appendix B, attached hereto and incorporated herein by this reference.

12. GENERAL PROVISIONS

12.1 SECTIONS 7 AND 8 ARE ESSENTIAL

The undertakings by the Executive in Sections 7 and 8 of this Agreement are essential elements of this Agreement, and without the Executive's agreement to comply with such undertakings, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsels and have been advised in all respects concerning the reasonableness and propriety of such provisions, with specific regard to the nature of the business conducted by the Employer.

12.2 REPRESENTATIONS AND WARRANTIES BY THE PARTIES

(a) The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's duties and responsibilities hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

(b) The Employer represents and warrants to the Executive that the execution and delivery by the Employer of this Agreement do not, and the performance by the Employer of the Employer's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Employer; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Employer is a party or by which the Employer is or may be bound.

12.3 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and/or assigns and/or heirs and/or legal representatives (each, a "Successor").

Any Successor of the Employer will be deemed substituted for the Employer under the terms of this Agreement for any and all purposes. In order to remove doubt, for this purpose, “Successor” shall include: (i) any entity with which the Employer may merge or consolidate; (ii) any person or entity which, at any time and by any means, directly or indirectly, shall acquire all or substantially all of the assets or business of the Employer, and (iii) any former subsidiary of the Employer that ceases to be as such as the result of the Employer distributing the securities of such subsidiary to the Employer’s stockholders.

The duties and responsibilities of the Executive under this Agreement, being personal, may not be delegated. None of the Executive's rights and benefits under this Agreement may be assigned or transferred except by will or the laws of descent and distribution.

12.4 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that might be suffered by the Employer as a result of a breach of this Agreement by the Executive might be irreparable and that an award of monetary damages to the Employer for such a breach might be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

12.5 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12.6 NOTICES

All notices, consents, waivers, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given: (a) on the date of delivery, if delivered by hand (with written confirmation of delivery), (b) one (1) business day after being sent by facsimile (with written confirmation of transmission), provided that a copy is mailed by prepaid registered mail, return receipt requested, or (c) 3 (three) business days after being mailed by prepaid registered mail, return receipt requested, in each case to the appropriate addresses and/or  facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other party):

If to Employer:
NTS, Inc. 5307 W. Loop 289 Lubbock, Texas 79414 Attention: Corporate Secretary Telephone: 806-771-5212 Facsimile: 806-788-3398 Email: info@ntscominc.com

If to the Executive:
At the executive's last residential address / facsimile number provided by the Executive to the Employer.

12.7 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.8 SEVERABILITY

If any provision of this Agreement is held invalid, illegal, unenforceable or void by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal, unenforceable or void only in part or degree will remain in full force and effect to the extent not held invalid, illegal, unenforceable or void.

12.9 ENTIRE AGREEMENT; AMENDMENTS

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

12.10 GOVERNING LAW

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.

12.11 JURISDICTION

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, or, if it has or can acquire jurisdiction, in any of the United States District Courts in Texas, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

12.12 WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

12.13 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The parties hereto agree to accept facsimile signatures as an original signature.

12.14 LEGAL ADVICE.

The Executive acknowledges that he has had the opportunity to discuss this Agreement with and obtain advice from a private attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the date first above written.

EMPLOYER:	EXECUTIVE:

NTS, Inc.	Guy Nissenson, Individually

By:/s/ Itzhak Almog	/s/ Guy Nissenson
Itzhak Almog, Chairman

NTS Communications, Inc.

By:/s/ Brad Worthington
Brad Worthington, President

Appendix "A" - Relocation Package

1.
Housing.  During the term of the Executive employment under this Agreement, the Executive shall be entitled to housing for the Executive and his immediate family in Lubbock, Texas. Reimbursed housing expenses shall include, but shall not be limited to, rent, furniture, property taxes, real-estate broker commission, housekeeping and maintenance, utilities and insurance. The Executive shall be entitled to reimbursement of home renting expenses if the Executive rents his house in Israel as a result of his relocation. In addition, the Employer shall reimburse the Executive for actual loss incurred in connection with the rent of the Executive's home in Israel for the first three (3) months of the Executive's relocation.

2.
Household Goods Shipment & Storage.  The Employer shall cover the expenses for packing, shipping, storing, unpacking and insuring household and personal items from Israel to Texas, and as necessary for interim storage of household goods in Israel and/or Texas. In addition, the Employer shall bear the costs of customary tips to moving company workers.

3.
Automobile Assistance.  The Employer shall pay the costs for the rent or purchase of two family-style / executive automobiles, for the use of the Executive and his spouse. The Employer shall also bear the expenses associated with such motor vehicles, including gasoline expenses, insurance coverage, maintenance, repairs, taxes, and any other costs related to the motor vehicles, excluding traffic reports.

4.
Travel Expenses. The Employer shall bear business airfare from Israel to Texas for the Executive and his immediate family. During the term of the Executive employment under this Agreement, the Executive and his immediate family shall be entitled to two (2) home leaves per calendar year and as necessary to additional home leaves under special circumstances. The Employer shall bear business airfare for the Executive and his immediate family to and from Israel and shall cover the costs of lodging and motor vehicle rental in Israel.

5.	Dependent Education Reimbursement. The Employer shall pay direct bill costs of annual tuition for each of the Executive dependent children attending appropriate education programs in Texas.

6.
Moving back expenses.  Upon the return of the Executive and his family to Israel, the Employer shall provide the Executive with relocation assistance related to the Executive and his family move back to Israel. This shall include one-way business class travel for the Executive and his immediate family; expenses for packing, shipping, storing, unpacking and insuring household and personal items from Texas to Israel, and as necessary for interim storage of household goods in Texas and/or Israel. In addition, the Employer shall bear the costs of customary tips to the moving company workers.

7.
Relocation Miscellaneous Expenses.  The Employer shall bear the costs of any other expenses which were actually incurred by the Executive, in connection with or as a result of the Executive relocation (including moving back to Israel), and are not specified in this Appendix A.

8.	Taxes. The Employer shall pay the Executive an amount to provide a tax gross-up for the foregoing relocation benefits and rights set forth in this Appendix A.

Appendix "B" - Severance Package

1.	Definition of Terms. The following terms used to in this Appendix B shall have the following meanings:

(a)
Cause. "Cause" means (1) any act of dishonesty taken in connection with the Executive's duties and responsibilities under this Agreement that is intended to result in the Executive's substantial personal enrichment; (2) the Executive's conviction or plea of no contest to a crime that negatively reflects on the Executive's fitness to perform the Executive's duties and responsibilities under this Agreement or harms the Employer's reputation or business; or (3) willful misconduct by the Executive that is injurious to the Employer’s reputation or business.

For purposes of determining whether Cause exists, an act or failure to act will be deemed "willful" only if effected not in good faith or without reasonable belief that the action or failure to act was in the best interests of the Employer.

(b)
Disability. "Disability" means the Executive's being unable to perform the essential functions of the Executive's duties and responsibilities under this Agreement due to a physical or mental impairment consistent with Title I of the American with Disabilities Act (as amended), but only if such inability has lasted or is reasonably expected to last for at least six (6) months.

The Employer will determine whether a Disability exists based on evidence provided by one or more physicians approved by the Employer.

(c)
Good Reason. "Good Reason" means, without the Executive's written consent: (1) a change in the Executive's status, title, position, authorities, responsibilities or assignment to duties by the Employer that are substantially inconsistent with the Executive's training, education, professional experience and status; (2) a reduction in the Executive's Salary below the Executive's Salary on the Effective Date; (3) the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty (60) days; (4) any material breach by the Employer of any provision of this Agreement; or (5) the Employer’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of the Employer.

(d)	Release of Claims. "Release of Claims" means a waiver by the Executive of all obligations of the Employer set forth in this Agreement and all claims and causes of action against the Employer.

(e)
Successor. "Successor" means (i) any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Employer, or (ii) any Spin-Off subsidiary of the Employer.

(f)	Spin-Off. "Spin-Off" means any former subsidiary of the Employer that ceases to be as such as the result of the Employer distributing the securities of such subsidiary to the Employer’s stockholders.

(g)	Termination Date. "Termination Date" means the date of termination of this Agreement.

1.	Eligibility for Severance Benefits. The Executive will be entitled to the payments and benefits described in Section 3 below only if:

(a)	either (1) the Employer terminates this Agreement for a reason other than Cause, Disability or death, or (2) the Executive terminates this Agreement for Good Reason; and

(b)	the Executive (1) signs and delivers to the Employer a Release of Claims satisfactory to the Employer, and (2) complies with all of the applicable terms of this Agreement.

Provided, however, that in the event the Executive is employed or hired by a subsidiary of the Employer that is involved in a Spin-Off, then the Executive shall not be deemed to have been terminated for Cause nor shall the Executive be permitted to terminate for Good Reason and receive the benefits described hereunder on account of the Spin-Off, but rather such subsidiary shall be deemed to be a Successor of the Employer.

2.	Severance Benefits. If the Executive meets the eligibility requirements described in Section 2 above, the Executive shall receive the following:

(a)
Lump Sum Payment. The Executive shall receive a lump sum payment in an amount equal to three and a half (3.5) months Salary (as in effect prior to the Termination Date), for each year or part thereof, beginning on the Executive's Date Of Commencement Of Employment until the Termination Date. This payment shall be made on the Termination Date.

(b)
Option Vesting. Notwithstanding anything to the contrary in any plan, any options, whether granted to the Executive before, on or after the Effective Date that are unvested on the Termination Date, except for options that vest solely upon the achievement of a performance objective or objectives or options that have their vesting accelerate upon the achievement of a performance objective or objectives, will become fully vested and exercisable on the Termination Date if the options otherwise would have vested (solely by virtue of the Executive's continued employment with the Employer and not, directly or indirectly, due to a change of control of the Employer) during the one-year period commencing the Termination Date. Any other unvested options will be forfeited on the Termination Date.

(c)
Outstanding Salaries, Bonuses, Expenses, Employee Social & Fringe Benefits and Unused PTO. The Employer shall pay the Executive any outstanding and unpaid and/or unreimbursed Salaries, Bonuses, Expenses and employee social & fringe benefits and/or any unused PTO hours pursuant to this Agreement for periods prior to the Termination Date. These payments will be made promptly following the Termination Date.

Notwithstanding the foregoing, in the event the Employer terminates this Agreement for Disability or death, the Executive shall be eligible to payments of the severance benefits under Section 3 (c).

3.
Without prejudice to the provisions of Section 10 of this Agreement regarding termination by the Employer, and without prejudice to the foregoing provisions of this Appendix B, in the event the Employer terminates this Agreement, at any time before the expiration of either the Initial Effective Term or any Additional Effective Term (as the case may be), for a reason other than Cause, Disability or death, the Executive shall also be entitled to receive a lump sum payment in an amount equal to any and all unpaid Salaries, Bonuses, Expenses and employee social & fringe benefits that would have been paid to him throughout the entire Initial Effective Term or Additional Effective Term (as the case may be) had no such termination occurred.